ITEM 77(C)

            MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


On January 29, 2010, a Special Meeting of shareholders of The
Huntington Funds was held to:

1) Elect three (3) trustees to hold office for an indefinite period:

                              For            Against        Abstained
Alistair Jessiman         1,260,958,475        -             914,807
B. Randolph Bateman       1,260,953,680        -             919,602
William H. Zimmer III     1,260,947,836        -             925,446


2) Change the fundamental investment goal of Huntington Short/Intermediate Fixed Income Securities Fund

                              For               Against     Abstained
                              7,182,248          4,465          -